                                                                   Exhibit 10(i)



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We consent to the inclusion in Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 (File No. 33-85442) of our reports, which include adverse opinions as to generally accepted accounting principles and unqualified opinions as to statutory accounting practices prescribed or permitted by the Insurance Department of the State of Delaware, dated March 8, 1996, except as to the information in the second paragraph under "Basis of Presentation and Principles of Consolidation" of Note 1, for which the date is February 18, 1997, on our audits of the statutory financial statements of New England Variable Life Insurance Company and New England Pension and Annuity Company. We also consent to the inclusion in this registration statement of our report, which includes an adverse opinion as to generally accepted accounting principles and an unqualified opinion as to conformity with The Insurance Act 1978, dated April 23, 1996, on our audit of the statutory financial statements of Exeter Reassurance Company, Ltd., and our report dated February 9, 1996, on our audit of New England Securities Corporation, and our report dated February 29, 1996, on our audit of TNE Advisors, Inc., and our report dated March 14, 1996, on our audit of Newbury Insurance Company, Limited. We also consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment.


                                     /s/ Coopers & Lybrand L.L.P.

                                     Coopers & Lybrand

Boston, Massachusetts
June 26, 1998